Meta Financial Group, Inc.® Reports Net Income of $31.4 million for Second Quarter of Fiscal 2018

Continued expansion of direct-to-consumer lending relationships

Sioux Falls, S.D., April 30, 2018 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”)

Highlights for the 2018 Fiscal Second Quarter Ended March 31, 2018

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The Company recorded net income of $31.4 million, or $3.23 per diluted share, for the three months ended March 31, 2018, compared to net income of $32.1 million, or $3.42 per diluted share, for the three months ended March 31, 2017, a decrease of 2%. The 2018 fiscal second quarter pre-tax results included $2.2 million of merger and acquisition related expenses, $0.5 million payout of severance costs related to synergy efforts in the Company's tax divisions, and a $0.2 million loss on sale of investments. The 2018 fiscal second quarter pre-tax results also included $2.7 million in amortization of intangible assets and $1.3 million in non-cash stock-related compensation associated with executive officer employment agreements (see Select Quarterly Expenses table).

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Net interest income was $27.4 million in the 2018 fiscal second quarter, an increase of $3.4 million, or 14%, compared to $24.0 million in the second quarter of fiscal 2017. This increase was largely driven by increased loan balances, primarily in the portfolios of community banking, purchased student loans, and commercial insurance premium finance loans. A rise in interest expense, largely due to an increase in short-term funding rates and an increase in wholesale funding balances due to retaining more tax services loans on the Company's balance sheet, partially offset the increase in interest income.

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Card fee income increased $0.3 million, or 1%, to $26.9 million for the 2018 fiscal second quarter when compared to the same quarter in 2017. Card fee growth with respect to the 2018 fiscal second quarter compared to the same period of the prior year was negatively affected by a promotional campaign during the second quarter of fiscal 2017 that has since expired as expected. Excluding the year over year change for the promotional campaign's partner, card fee income would have been up $1.3 million, or 5%, when comparing the 2018 fiscal second quarter to the same period of the prior year. The Company expects fiscal year 2018 total card fee income to be between $95.0 million and $101.0 million and expects total card processing expense to be between $23.0 million and $27.0 million.

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For the three months ended March 31, 2018, compared to the same period of the prior year, tax product fee income increased $4.0 million, or 6%, from $63.6 million to $67.6 million, tax product expense decreased $2.0 million, or 15%, from $13.3 million to $11.3 million and provision for loan losses related to tax services loans increased $10.2 million, or 130%, from $7.9 million to $18.1 million. The increase in tax product fee income and provision for loan losses was primarily due to retaining all tax advance loans originated during the 2018 tax season, as opposed to the previous year when a majority of these loans were sold. When comparing pre-tax income for the tax services business, the 2018 fiscal first quarter was higher than the same period of the prior year, while the 2018 fiscal second quarter was lower than the same period of the prior year. The Company expects 2018 fiscal third quarter pre-tax income to be higher than the same period of the prior year and now expects total fiscal 2018 pre-tax income for our tax services business to be approximately $1 million to $3 million lower than for total fiscal 2017.

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The Company's 2018 fiscal second quarter average assets grew to $4.70 billion, compared to $4.41 billion in the 2017 fiscal second quarter, an increase of 7%, primarily driven by growth in loan balances.

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Total loans receivable, net of allowance for loan losses, increased $353.9 million, or 31%, at March 31, 2018, compared to March 31, 2017. This increase was primarily related to growth in commercial real estate loans, consumer loans, due to the purchased student loan portfolios and tax advance loans, and commercial insurance premium finance loans.

•	Payments division average deposits increased $190.9 million, or 8%, for the 2018 fiscal second quarter when compared to the same quarter of 2017.

•	Non-performing assets (“NPAs”) were 0.84% of total assets at March 31, 2018, compared to 0.12% at March 31, 2017. See Credit Quality section below for further detail.
Business Updates

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On April 30, 2018, Meta announced an expanded, four-year agreement with AAA. Together, Meta and AAA anticipate bringing robust payments solutions to US-based AAA Clubs. Under this new agreement, MetaBank and AAA will expand distribution of the payments products, as well as enhancing them based on member feedback and consumer preference, adding features like mobile applications for card management and additional load capabilities.

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On April 30, 2018, Meta announced an agreement with CURO Group Holdings Corp ("CURO"), a leader in providing short-term credit to underbanked consumers. Together, the organizations will launch a new line of credit product that the parties believe will be more flexible and transparent than others in the market, and well-suited for US-based underbanked consumers. CURO and Meta expect to unveil the new, joint brand and a timeline for the pilot launch later this year. In the first three years of the agreement with CURO, Meta expects to hold up to $350 million in product receivables on its balance sheet.

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On April 3, 2018, Meta announced it entered into a three-year agreement with Health Credit Services ("HCS"), a technology-driven, patient financing company. MetaBank will approve and originate loans for elective procedures for select HCS provider offices throughout the country. During the three-year agreement, MetaBank expects to originate at least several hundred million dollars in personal loans.

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On March 12, 2018, Meta announced a 10-year renewal of a relationship with Money Network Financial, LLC ("Money Network"), a wholly-owned subsidiary of First Data (NYSE: FDC). MetaBank supports a range of Money Network payments programs, most notably the Money Network® Electronic Payment Delivery Service, which large organizations use to provide employees the option of receiving wages electronically.

"We are excited to announce that we have delivered strong quarterly earnings of $31.4 million," said Chairman and CEO J. Tyler Haahr. “The production and results of the 2018 tax season and the effectiveness of our processing standards and partner relationships aided in our outstanding performance. Our tax season infrastructure has once again performed very well and we believe we are well positioned to continue to deliver positive results into the future.
"Adding to a very active quarter, we renewed multi-year agreements with two of our largest prepaid partners, Money Network Financial and AAA, and added relationships in our national consumer lending business. Meta will originate and provide consumer lending opportunities to the customers of Liberty Lending, LLC, Health Credit Services, and CURO. We expect that these renewed and new relationships will provide us continued momentum and allow us to further diversify our financing products.
"Work towards the integration of the anticipated Crestmark acquisition is continuing behind the scenes, and we expect the acquisition to be completed by June 30. While we are earnestly engaged with acquisition details, we are actively making investments in people and systems to build out our platforms for our consumer credit business and to enhance growth for Crestmark and our other current business initiatives.  We anticipate making significant investments in the next twelve months to lay the groundwork for what we believe will be good growth in fiscal 2019 and significantly more meaningful drivers for earnings performance in 2020 and beyond."

Financial Summary
Revenue
Total revenue for the fiscal 2018 second quarter was $124.8 million, compared to $116.1 million for the same quarter in 2017, an increase of $8.7 million, or 7%. This increase was primarily due to growth in interest income from community banking loans, as well as the purchased student loans and income from tax-exempt securities (included in other investment securities), and growth in tax product fee income.
Net Income
The Company recorded net income of $31.4 million, or $3.23 per diluted share, for the three months ended March 31, 2018, compared to net income of $32.1 million, or $3.42 per diluted share, for the three months ended March 31, 2017. The decrease in net income was due to an increase of $9.7 million in provision for loan losses, primarily related to the Company holding all tax services loans on the balance sheet, and a $1.6 million increase in non-interest expense, partially offset by increases of $5.2 million in non-interest income and $3.4 million in net interest income along with a decrease in income tax expense of $1.9 million, primarily due to the adoption of the Tax Cuts and Jobs Act (the "Tax Act").
The 2018 fiscal second quarter pre-tax results included $2.7 million of amortization of intangible assets, $2.2 million of acquisition expenses, $0.5 million payout of severance costs related to ongoing synergy efforts in the Company's tax divisions, and a $0.2 million loss on sale of investments. In addition, pre-tax results included $1.3 million in non-cash stock-related compensation in connection with three executive officers signing long-term employment agreements in the first and second quarters of fiscal 2017. These stock awards vest over eight years but the associated expense is heavily front loaded (see Select Quarterly Expenses table).
Net Interest Income
Net interest income for the fiscal 2018 second quarter was $27.4 million, up $3.4 million, or 14%, from the same quarter in 2017, due to an enhanced interest-earning asset mix primarily due to increases in the community banking loan portfolio, the purchased student loan portfolios, and commercial insurance premium finance loans. Excluding the additional borrowing costs related to retaining all tax services loans, net interest income for the fiscal 2018 second quarter would have been approximately $28.4 million, or an increase of 18% compared to the fiscal 2017 second quarter. The quarterly average outstanding balance of loans from all sources as a percentage of interest-earning assets increased from 33% as of the end of the second fiscal quarter of 2017 to 44% as of the end of the second fiscal quarter of 2018. In addition, lower-yielding agency Mortgage-Backed Securities ("MBS") decreased from 19% of interest-earning assets in the fiscal second quarter of 2017 to 15% of interest-earning assets for the same quarter in 2018. Net interest income for the fiscal 2018 second quarter was up $1.2 million from the Company's fiscal 2018 first quarter, primarily due to a combination of increased loan balances and yields and higher investment yields on mortgage and asset backed securities, offset in part by higher short-term funding costs.
Net Interest Margin
Net interest margin, tax equivalent ("NIM") was 2.89% in the fiscal 2018 second quarter, a decrease of two basis points from 2.91% in the fiscal 2017 second quarter. The decrease was primarily related to the increase in non-interest bearing tax-related loans retained on the Company's balance sheet in the current year's tax quarter when compared to the previous year, as well as the change in the corporate tax rate. Had corporate tax rates remained at previous rates, excluding changes resulting from the adoption of the Tax Act, the reported NIM of 2.89% would have been 3.08%. If the average balance of tax services loans for the second quarter of fiscal 2018 had been at similar levels to the same period of fiscal 2017, NIM would have been another seven basis points higher.

The Company estimates, when adjusting for certain seasonal tax program related items as discussed below, a normalized NIM for the 2018 fiscal second quarter would have been between 3.30% and 3.33%, which also reflects the adjusted tax rate due to the adoption of the Tax Act. These adjustments include removing the impact of tax related lending, normalizing cash balances, and making borrowing adjustments by removing borrowing expense if cash balances were available. This Company estimate of normalized NIM would compare favorably to a similarly adjusted fiscal first quarter of 2018 NIM of 3.14%. The quarter to quarter estimated improvement primarily relates to improving earning asset yields and an increase in average non-interest bearing deposits in the current quarter.
The overall reported tax equivalent yield (“TEY”) on average earning asset yields increased by 16 basis points to 3.46% when comparing the fiscal 2018 second quarter to the 2017 second quarter, which was driven primarily by the Company's improved earning asset mix, with increased exposure to its high-quality commercial insurance premium finance, student, and community banking loan portfolios. The reported 3.46% TEY on earning assets reflects the lowered corporate prorated tax rate of the Company's tax-exempt securities portfolio. Had corporate tax rates remained at previous rates, excluding changes resulting from the adoption of the Tax Act, reported TEY on earning assets would have been 3.65%.
The fiscal 2018 second quarter TEY on the securities portfolio decreased by six basis points to 3.18% compared to the same period of the prior year TEY of 3.24%, primarily due to the adoption of the Tax Act, which lowered the TEY on tax-exempt securities. Had corporate tax rates not changed due to the Tax Act, reported securities portfolio TEY yield would have been increased to 3.52% due to new investments being made in higher-yielding investment securities and MBS.
The Company’s average interest-earning assets for the fiscal 2018 second quarter grew by $289.0 million, or 7%, to $4.25 billion, from the comparable quarter in 2017, primarily from growth in the loan portfolio of $552.4 million, of which $239.4 million was attributable to an increase in volume of tax services loans. This increase was partially offset by decreases in cash and fed funds sold and total investment securities of $170.5 million and $92.8 million, respectively. The Company's management believes it has the flexibility to reasonably manage total balance sheet growth moving forward, if needed.
Overall, the Company's cost of funds for all deposits and borrowings averaged 0.58% during the fiscal 2018 second quarter, compared to 0.39% for the 2017 second quarter. This increase was primarily due to an increase in short-term funding rates and higher average overall funding balances due to the Company's utilization of more of its capital during non-tax season with higher investment balances and funding, and in preparation to hold more tax loans on the Company's balance sheet. The Company's overall cost of deposits was 0.33% in the fiscal second quarter of 2018, compared to 0.24% in the same quarter of 2017. When excluding wholesale deposits, the Company's cost of deposits for the second quarter of fiscal 2018 would have been 0.06%.
Non-Interest Income
Fiscal 2018 second quarter non-interest income of $97.4 million increased $5.2 million, or 6%, from $92.2 million in the same quarter of 2017, largely due to an increase in tax product fee income of $4.0 million, or a 6% increase, when comparing the current quarter to the same period of the prior year. The increase in tax product fee income was primarily due to retaining all tax advance loans originated during the 2018 tax season, as opposed to the previous year when most of those loans were sold.

Non-Interest Expense
Non-interest expense increased $1.6 million, or 2%, to $68.5 million for the 2018 fiscal second quarter, compared to the same quarter in 2017. This increase was primarily caused by increases of $5.4 million in compensation expense and $1.7 million in legal and consulting expense, offset in part by decreases of $4.4 million in amortization expense and $2.0 million in total tax product expense. The increase in compensation expense was primarily due to increased staffing to support the Company's growing business initiatives in consumer credit, the business to be conducted following the proposed acquisition of Crestmark, and other business units, along with the aforementioned payout of severance costs. The integration of EPS Financial and Specialty Consumer Services allowed the Company to gain some scale and cost savings in the tax services divisions this year, and the Company expects to gain further efficiencies during fiscal 2018. During the fiscal 2018 second quarter, the Company had $2.2 million of merger and acquisition related expenses. The Company expects additional intangible amortization expense of between $6 million and $10 million for fiscal year 2019, attributable to the proposed Crestmark acquisition, which is subject to regulatory and shareholder approval. The Company will provide an update after further analysis and valuation is completed. See Select Quarterly Expenses table for a breakdown of current anticipated select expenses for future quarters.
Income tax expense for the fiscal 2018 second quarter was $6.5 million, resulting in an effective tax rate of 17.2%, compared to $8.4 million, or an effective tax rate of 20.7%, for the 2017 fiscal second quarter. Although net income before tax was $2.6 million lower in the second quarter of fiscal year 2018 than the second quarter of fiscal year 2017, the income tax expense and effective tax rate decreased primarily due to the provisions of the Tax Act, which lowered Meta’s statutory federal corporate tax rate from 35% in fiscal year 2017 to 24.53% in fiscal year 2018.
Loans
Total loans receivable, net of allowance for loan losses, increased $353.9 million, or 31%, from $1.14 billion at March 31, 2017, to $1.49 billion at March 31, 2018. Among lending categories, this included a $212.4 million, or 45%, increase in commercial real estate loans from $473.1 million at March 31, 2017, to $685.5 million at March 31, 2018. Also contributing to the loan growth was a $99.2 million, or 54%, increase in consumer loans, $53.1 million of which was attributable to the purchased student loan portfolios and $43.9 million of which was attributable to refund advance loans, an increase in commercial insurance premium finance loans of $53.6 million, or 29%, from $187.0 million at March 31, 2017, to $240.6 million at March 31, 2018, and an increase in residential mortgage loans of $27.7 million, or 16%, from $178.3 million at March 31, 2017, to $206.0 million at March 31, 2018. The growth in net loans receivable from March 31, 2017, to March 31, 2018, was partially offset by a decrease of $39.1 million, or 40%, from $97.9 million to $58.8 million in total agricultural loans, which made up only 1.37% of total assets at March 31, 2018. Excluding the purchased student loan portfolios and refund advance loans, total loans receivable, net of allowance for loan losses, at March 31, 2018, would have increased $267.3 million, or 27%, compared to March 31, 2017. Community banking loans increased $208.2 million, or 26%, from $802.0 million at March 31, 2017, to $1.01 billion at March 31, 2018, even with the reduction in total agricultural loans of $39.1 million.
The Company recorded a provision for loan losses of $18.3 million during the three months ended March 31, 2018, compared to a provision for loan losses of $8.6 million for the three months ended March 31, 2017. The provision was predominantly driven by an $18.1 million reserve related to tax services loans, which is higher than the previous year because the Company retained all tax advance loans originated during the 2018 tax season, as opposed to the previous year when most of those loans were sold.
The Company’s allowance for loan losses was $27.1 million, or 1.8% of total loans, at March 31, 2018, compared to an allowance of $14.6 million, or 1.3% of total loans, at March 31, 2017. This increase was primarily due to the additional provision expense related to tax services loans.

Credit Quality
MetaBank’s NPAs at March 31, 2018, were $36.1 million, representing 0.84% of total assets, compared to $5.0 million and 0.12% of total assets at March 31, 2017, and $37.9 million and 0.72% at September 30, 2017. The increase in NPAs from the comparable previous year period was primarily related to a large, well-collateralized agricultural loan relationship, with respect to which the Company took ownership of the properties serving as collateral upon execution of a deed in lieu of foreclosure and transferred the loans to foreclosed real estate and repossessed assets on January 2, 2018. If the properties are sold prior to the end of the agreed-upon receivership period set forth in the settlement agreement, as expected, the Company will be entitled to all principal, note interest, legal and other fees and expenses. After the receivership period ends, if the properties are not sold, the Company will be entitled to the fair value of the properties, which the Company believes to be significantly in excess of all principal, note interest, legal and other fees and expenses. The increase in NPAs as a percentage of total assets from September 30, 2017 to March 31, 2018 was primarily due to a decrease in total assets of $926.6 million, offset in part by the payment in full of a previously disclosed $7.0 million nonperforming agricultural loan relationship during the first quarter of fiscal 2018. The Payments segment had no NPAs at March 31, 2018, March 31, 2017, or September 30, 2017.
Investments
Investment securities and MBS decreased by $115.3 million, or 5%, to $2.31 billion at March 31, 2018, as compared to $2.42 billion at March 31, 2017. This included a decrease of $102.0 million in MBS and $13.3 million in investment securities.
Average TEY on the securities portfolio decreased six basis points to 3.18% in the second quarter of fiscal 2018 from 3.24% in the same quarter of 2017. Overall TEY of other investment securities decreased by 23 basis points from 3.65% to 3.42% in the second quarter of 2018 compared to the same period of 2017 primarily due to the effects of the Tax Act and a reduction of TEY due to the reduced overall tax rate. Average yields increased within MBS by 18 basis points to 2.56% in the second quarter of 2018 from 2.38% in the same quarter of 2017.
Average yields on asset backed securities increased to 4.41% in the second quarter of 2018 from 2.49% in the same quarter of 2017.
The TEY on the securities portfolio of 3.18% for the second fiscal quarter of 2018 reflects the lowered corporate prorated tax rate on the Company's tax-exempt municipal portfolio. Had corporate tax rates not changed due to the Tax Act, reported securities portfolio yield would have been 3.52%, and the TEY of investment securities would have been 3.90% at the previous corporate rate. The 3.42% overall TEY of other investment securities reflects the lowered corporate prorated tax rate.
When comparing the second quarter of fiscal 2018 to the first quarter of fiscal 2018, average TEY on the securities portfolio increased by 25 basis points to 3.18% from 2.93%, investment securities TEY increased 19 basis points to 3.42% from 3.23%, and MBS increased 35 basis points to 2.56% from 2.21%.
During the 2018 second fiscal quarter, the Company continued to execute its investment strategy of primarily purchasing U.S. Government-related securities and U.S. Government-related MBS, as well as AAA and AA rated non-bank qualified (NBQ) municipal bonds; however, the Company also continues to review opportunities to add other diverse, high-quality securities at attractive relative rates when opportunities arise. With the Company’s funding base being comprised of a large percentage of non-interest-bearing deposits, and even with the lower corporate tax rate, the TEY for these NBQ bonds is higher than a similar term investment in other investment categories of similar risk and higher than many other banks can realize on the same instruments due to the Company’s current cost of funds and its projected cost of funds if interest rates rise.

Deposits, Other Borrowings and Other Liabilities
Total end-of-period deposits increased $468.3 million, or 16%, to $3.34 billion at March 31, 2018, compared to $2.87 billion at March 31, 2017. The increase in end-of-period deposits was primarily a result of increases in non-interest-bearing deposits of $213.7 million, or 8%, wholesale deposits of $159.2 million, or 726%, interest-bearing checking of $79.1 million, or 179%, and certificates of deposits of $10.5 million, or 17%.
The increase in wholesale deposits at March 31, 2018 compared to the same period of the prior year was primarily due to the Company utilizing those funds at advantageous rates when compared to the overnight borrowing rates, thereby lowering funding costs. During the second quarter of fiscal 2017, wholesale deposits were primarily used to target strategic maturities related to our seasonal tax advance lending, and many of those deposits had matured by March 31, 2017.
Total average deposits for the fiscal 2018 second quarter decreased by $78.8 million, or 2%, compared to the same period in 2017. Average non-interest-bearing deposits for the 2018 fiscal second quarter were up $143.6 million, or 6%, compared to the same period in 2017.
The average balance of total deposits and interest-bearing liabilities was $4.17 billion for the three-month period ended March 31, 2018, compared to $3.92 billion for the same period in the prior year, representing an increase of 7%. This increase was primarily due to an increase in total borrowings of $335.9 million and an increase in non-interest-bearing deposits of $143.6 million, partially offset by a decrease in wholesale deposits of $301.9 million.
Capital Ratios
The Company and MetaBank remain above the federal regulatory minimum capital requirements to remain classified as well-capitalized institutions. Regulatory capital ratios at March 31, 2018 are stated in the table below.
The tables below also include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.
Regulatory Capital Data (1)

				Minimum
				Requirement to Be
			Minimum	Well Capitalized
			Requirement For	Under Prompt
			Capital Adequacy	Corrective Action
At March 31, 2018	Company	MetaBank	Purposes	Provisions

Tier 1 leverage ratio	7.26%	8.93%	4.00%	5.00%
Common equity Tier 1 capital ratio	13.74	17.43	4.50	6.50
Tier 1 capital ratio	14.18	17.43	6.00	8.00
Total qualifying capital ratio	18.48	18.59	8.00	10.00
(1) Regulatory ratios are estimated.

The following table provides certain non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach (1)
March 31, 2018
(Dollars in Thousands)
Total equity	$443,703
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	95,262
LESS: Certain other intangible assets	47,724
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	—
LESS: Net unrealized gains (losses) on available-for-sale securities	(21,166)
Common Equity Tier 1 (1)	321,882
Long-term debt and other instruments qualifying as Tier 1	10,310
LESS: Additional Tier 1 capital deductions	—
Total Tier 1 capital	332,192
Allowance for loan losses	27,285
Subordinated debentures (net of issuance costs)	73,418
Total qualifying capital	432,896
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.
The following table provides a reconciliation of tangible common equity used in calculating tangible book value data.

March 31, 2018
(Dollars in Thousands)
Total Stockholders' Equity	$443,703
Less: Goodwill	98,723
Less: Intangible assets	47,724
Tangible common equity	297,256
Less: AOCI	(21,166)
Tangible common equity excluding AOCI	318,422

Due to the predictable, quarterly cyclicality of non-interest bearing deposits in connection with tax season business activity, management believes that a six-month capital calculation is a useful metric to monitor the Company’s overall capital management process. As such, MetaBank’s six-month average Tier 1 leverage ratio, Common equity Tier 1 capital ratio, Tier 1 capital ratio, and Total qualifying capital ratio as of March 31, 2018, were 9.58%, 16.72%, 16.72%, and 17.84%, respectively.

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the Securities and Exchange Commission (“SEC”), the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: statements regarding the potential benefits of, and other expectations for the combined company giving effect to, the proposed merger transaction with Crestmark; the anticipated timing for closing the proposed merger transaction with Crestmark; future operating results; customer retention; loan and other product demand; important components of the Company’s statements of financial condition and operations; growth and expansion; new products and services, such as those offered by MetaBank or MPS, a division of MetaBank; credit quality and adequacy of reserves; technology; and the Company’s employees. The following factors, among others, could cause the Company’s financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: the risk that the transaction with Crestmark may not occur on a timely basis or at all; the parties’ ability to obtain regulatory approvals and approval of their respective shareholders, and otherwise satisfy the other conditions to closing, on a timely basis or at all; the risk that the businesses of Meta and MetaBank, on the one hand, and Crestmark and Crestmark Bank, on the other hand, may not be combined successfully, or such combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; the expected growth opportunities, beneficial synergies and/or operating efficiencies from the proposed transaction may not be fully realized or may take longer to realize than expected; customer losses and business disruption following the announcement or consummation of the proposed transaction; potential litigation or regulatory actions relating to the proposed merger transaction; the risk that the Company may incur unanticipated or unknown losses or liabilities if it completes the proposed transaction with Crestmark and Crestmark Bank; additional changes in tax laws; maintaining our executive management team; the strength of the United States’ economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, interest rate, market, and monetary fluctuations; the timely development and acceptance of new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures MetaBank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving MetaBank’s divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a portion of which has been characterized as “brokered”; changes in consumer spending and saving habits; and the success of the Company at maintaining its high-quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2017, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances or future events or for any other reason.

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

ASSETS	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017
Cash and cash equivalents	$107,563	$1,300,409	$1,267,586	$65,630	$67,293
Investment securities available for sale	1,418,862	1,392,240	1,106,977	1,141,684	1,184,440
Mortgage-backed securities available for sale	654,890	600,112	586,454	666,424	642,833
Investment securities held to maturity	226,618	235,024	449,840	464,729	474,306
Mortgage-backed securities held to maturity	8,393	8,468	113,689	117,399	122,497
Loans receivable	1,517,616	1,509,140	1,325,371	1,224,359	1,151,192
Allowance for loan loss	(27,078)	(8,862)	(7,534)	(14,968)	(14,602)
Federal Home Loan Bank Stock, at cost	17,846	57,443	61,123	16,323	25,043
Accrued interest receivable	17,604	21,089	19,380	21,831	20,902
Premises, furniture, and equipment, net	20,278	20,571	19,320	20,107	20,019
Bank-owned life insurance	86,021	85,371	84,702	84,035	58,378
Foreclosed real estate and repossessed assets	30,050	128	292	364	—
Goodwill	98,723	98,723	98,723	98,723	98,723
Intangible assets	47,724	50,521	52,178	64,798	66,633
Prepaid assets	26,342	29,758	28,392	31,265	34,596
Deferred taxes	20,939	5,379	9,101	6,858	10,589
Other assets	29,302	12,449	12,738	10,132	22,754

Total assets	$4,301,693	$5,417,963	$5,228,332	$4,019,693	$3,985,596

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Non-interest-bearing checking	$2,850,886	$2,779,645	$2,454,057	$2,481,673	$2,637,167
Interest-bearing checking	123,397	84,390	67,294	40,928	44,264
Savings deposits	65,345	53,535	53,505	55,292	65,367
Money market deposits	48,070	47,451	48,758	46,709	42,340
Time certificates of deposit	71,712	128,220	123,637	83,760	61,170
Wholesale deposits	181,087	420,404	476,173	444,857	21,923
Total deposits	3,340,497	3,513,645	3,223,424	3,153,219	2,872,231
Short-term debt	315,777	1,313,401	1,404,534	277,166	494,919
Long-term debt	85,572	85,552	85,533	92,514	92,497
Accrued interest payable	1,315	4,065	2,280	2,463	722
Accrued expenses and other liabilities	114,829	63,595	78,065	64,118	113,479
Total liabilities	3,857,990	4,980,258	4,793,836	3,589,480	3,573,848

STOCKHOLDERS’ EQUITY
Preferred stock, 3,000,000 shares authorized, no shares issued or outstanding at March 31, 2018, December 31, 2017, September 30, 2017, June 30, 2017, and March 31, 2017.	—	—	—	—	—
Common stock, $.01 par value; 15,000,000 shares authorized, 9,699,591, 9,664,846, and 9,622,595 shares outstanding and 9,720,536, 9,685,398, and 9,626,431 shares issued at March 31, 2018, December 31, 2017, and September 30, 2017. 9,349,989, and 9,349,989 shares issued and outstanding at June 30, 2017 and March 31, 2017, respectively.	97	96	96	94	94
Common stock, Nonvoting, $.01 par value; 3,000,000 shares authorized, no shares issued or outstanding at March 31, 2018, December 31, 2017, September 30, 2016, June 30, 2017, and March 31, 2017.	—	—	—	—	—
Additional paid-in capital	265,685	262,872	258,336	256,088	253,473
Retained earnings	200,753	170,578	167,164	166,634	158,167
Accumulated other comprehensive (loss) income	(21,166)	5,782	9,166	7,397	14
Treasury stock, at cost, 20,945, 20,552, and 3,836 common shares at March 31, 2018, December 31, 2017, and September 30, 2017, none at June 30, 2017 and March 31, 2017.	(1,666)	(1,623)	(266)	—	—
Total stockholders’ equity	443,703	437,705	434,496	430,213	411,748

Total liabilities and stockholders’ equity	$4,301,693	$5,417,963	$5,228,332	$4,019,693	$3,985,596

Condensed Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended			Six Months Ended
	3/31/2018	12/31/2017	3/31/2017	3/31/2018	3/31/2017
Interest and dividend income:
Loans receivable, including fees	$17,844	$16,443	$12,773	$34,287	$23,451
Mortgage-backed securities	4,047	3,758	4,481	7,805	7,801
Other investments	11,480	10,656	10,464	22,136	19,041
	33,371	30,857	27,718	64,228	50,293
Interest expense:
Deposits	2,957	1,885	2,184	4,842	3,122
FHLB advances and other borrowings	3,009	2,776	1,568	5,785	3,372
	5,966	4,661	3,752	10,627	6,494

Net interest income	27,405	26,196	23,966	53,601	43,799

Provision for loan losses	18,343	1,068	8,649	19,411	9,492

Net interest income after provision for loan losses	9,062	25,128	15,317	34,190	34,307

Non-interest income:
Refund transfer product fees	33,803	192	32,487	33,995	32,663
Tax advance product fees	33,838	1,947	31,119	35,785	31,568
Card fees	26,856	25,247	26,547	52,103	44,961
Loan fees	1,042	1,292	1,182	2,334	2,052
Bank-owned life insurance	650	669	444	1,319	892
Deposit fees	982	848	168	1,830	318
Loss on sale of securities	(166)	(1,010)	(144)	(1,176)	(1,378)
Gain (loss) on foreclosed real estate	—	(19)	7	(19)	7
Other income	414	102	360	516	436
Total non-interest income	97,419	29,268	92,170	126,687	111,519

Non-interest expense:
Compensation and benefits	32,172	22,340	26,766	54,512	44,616
Refund transfer product expense	9,871	101	10,178	9,972	9,969
Tax advance product expense	1,474	280	3,140	1,754	3,427
Card processing	7,190	6,540	7,043	13,730	12,622
Occupancy and equipment	4,477	4,890	4,191	9,367	8,168
Legal and consulting	3,239	2,416	1,505	5,655	4,228
Marketing	668	553	610	1,221	1,080
Data processing	243	414	392	657	755
Intangible amortization expense	2,731	1,681	7,082	4,412	8,607
Other expense	6,432	4,827	6,039	11,259	10,227
Total non-interest expense	68,497	44,042	66,946	112,539	103,699

Income before income tax expense	37,984	10,354	40,541	48,338	42,127

Income tax expense	6,548	5,684	8,399	12,232	8,741

Net income	$31,436	4,670	$32,142	$36,106	$33,386

Earnings per common share
Basic	$3.25	0.48	$3.44	$3.73	$3.65
Diluted	$3.23	0.48	$3.42	$3.72	$3.63

Shares used in computing earnings per share
Basic	9,687,060	9,656,778	9,345,277	9,671,792	9,138,692
Diluted	9,726,712	9,712,841	9,399,951	9,710,138	9,192,482

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate has tax-equivalent adjustments. Non-accruing loans have been included in the table as loans carrying a zero yield.

Three Months Ended March 31,	2018			2017
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(2)
Interest-earning assets:
Cash & fed funds sold	$132,355	$722	2.21%	$302,890	$593	0.79%
Mortgage-backed securities	642,164	4,047	2.56%	764,742	4,480	2.38%
Tax exempt investment securities	1,431,974	9,001	3.38%	1,349,034	8,325	3.85%
Asset-backed securities	112,301	1,220	4.41%	117,940	723	2.49%
Other investment securities	78,272	537	2.78%	125,792	824	2.66%
Total investments	2,264,711	14,805	3.18%	2,357,508	14,352	3.24%
Community banking loans(3)	998,336	10,747	4.37%	798,125	8,287	4.21%
Tax services loans	416,625	833	0.81%	177,193	11	0.02%
Commercial insurance premium finance loans	242,305	2,913	4.88%	191,282	2,286	4.85%
Student loans and other	196,902	3,351	6.90%	135,213	2,189	6.57%
National lending loans(4)	439,207	6,264	5.78%	326,495	4,475	5.56%
Total loans	1,854,168	17,844	3.90%	1,301,813	12,773	3.98%
Total interest-earning assets	$4,251,234	$33,371	3.46%	$3,962,211	$27,718	3.30%
Non-interest-earning assets	451,568			451,508
Total assets	$4,702,802			$4,413,719

Interest-bearing liabilities:
Interest-bearing checking	$100,804	$51	0.20%	$42,515	$42	0.40%
Savings	59,634	9	0.06%	58,718	8	0.06%
Money markets	48,812	27	0.22%	45,913	20	0.17%
Time deposits	118,933	344	1.17%	101,546	172	0.69%
Wholesale deposits	685,025	2,526	1.50%	986,908	1,942	0.80%
Total interest-bearing deposits	1,013,208	2,957	1.18%	1,235,600	2,184	0.72%
Overnight fed funds purchased	407,789	1,679	1.67%	73,033	168	0.93%
FHLB advances	2,333	9	1.56%	7,000	122	7.08%
Subordinated debentures	73,395	1,114	6.15%	73,256	1,112	6.16%
Other borrowings	19,602	207	4.29%	13,930	166	4.84%
Total borrowings	503,119	3,009	2.43%	167,219	1,568	3.80%
Total interest-bearing liabilities	1,516,327	5,966	1.60%	1,402,819	3,752	1.08%
Non-interest bearing deposits	2,656,516	—	0.00%	2,512,934	—	0.00%
Total deposits and interest-bearing liabilities	$4,172,843	$5,966	0.58%	$3,915,753	$3,752	0.39%
Other non-interest-bearing liabilities	86,675			106,700
Total liabilities	4,259,518			4,022,453
Shareholders' equity	443,284			391,266
Total liabilities and shareholders' equity	$4,702,802			$4,413,719
Net interest income and net interest rate spread including non-interest-bearing deposits		$27,405	2.88%		$23,966	2.91%

Net interest margin			2.61%			2.45%
Tax equivalent effect			0.28%			0.46%
Net interest margin, tax equivalent(5)			2.89%			2.91%

(1) Tax rate used to arrive at the TEY for the three months ended March 31, 2018 was 24.53%
(2) Tax rate used to arrive at the TEY for the three months ended March 31, 2017 was 35%
(3) Previously stated Retail Bank loans have been renamed as Community Banking Loans
(4) Previously stated Specialty Finance Loans have been renamed as National Lending Loans
(5) Net interest margin expressed on a fully taxable equivalent basis ("Net interest margin, tax equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. We believe that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis, and accordingly believe the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

The following table presents, for the periods indicated, allowance for loan loss activity.

(Dollars in thousands)
(Unaudited)	Three Months Ended			Six Months Ended
Allowance for loan loss activity	March 31, 2018	December 31, 2017	March 31, 2017	March 31, 2018	March 31, 2017

Beginning balance	$8,862	$7,534	$6,415	$7,534	$5,635
Provision - tax services loans	18,129	1,017	7,883	19,146	8,214
Provision - all other loans	214	51	765	265	1,278
Charge-offs	(339)	(160)	(490)	(499)	(609)
Recoveries	212	420	29	632	84
Ending balance	$27,078	$8,862	$14,602	$27,078	$14,602

Selected Financial Information

At Period Ended:	March 31, 2018	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017

Equity to total assets	10.31%	8.08%	8.31%	10.70%	10.33%
Book value per common share outstanding	$45.74	$45.29	$45.15	$46.01	$44.04
Tangible book value per common share outstanding	$30.65	$29.85	$29.47	$28.52	$26.35
Tangible book value per common share outstanding excluding AOCI	$32.83	$29.25	$28.52	$27.73	$26.35
Common shares outstanding	9,699,591	9,664,846	9,622,595	9,349,989	9,349,989
Non-performing assets to total assets	0.84%	0.61%	0.72%	1.17%	0.12%
Full-time equivalent employees (FTEs)	916	878	827	808	782

For the Six Months Ended:	March 31, 2018	March 31, 2017

Net interest margin, tax equivalent	2.97%	2.91%
Return on average assets	1.64%	1.69%
Return on average equity	16.46%	17.98%

Select Quarterly Expenses
(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020

Amortization of Intangibles (1) (2)	$2,731	$1,664	$1,633	$1,488	$2,707	$1,488	$1,468	$1,283	$2,008

Executive Officer Stock Compensation (3)	$1,309	$1,324	$1,338	$941	$917	$927	$937	$679	$669

(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.
(2) The Company expects additional intangible amortization expense of between $6 million and $10 million for fiscal year 2019, attributable to the proposed Crestmark acquisition, which is subject to regulatory and shareholder approval. The Company will provide an update after further analysis and valuation is completed.
(3) These amounts are based upon the long-term employment agreements signed in the first and second quarters of fiscal 2017 by the Company’s three highest paid executives. This table makes no assumption for expenses related to any additional future agreements.

Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. CDT (5:00 p.m. EDT) on Monday, April 30, 2018. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com.  Telephone participants may access the live conference call by dialing (844) 461-9934 approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 9166897 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.

Additional Information About the Proposed Crestmark Transaction
In connection with the proposed merger transaction, Meta has filed a registration statement on Form S-4 (file no. 333-223769) with the SEC, which includes a joint proxy statement of Meta and Crestmark, which also constitutes a prospectus of Meta, that Meta and Crestmark will send to their respective shareholders. Before making any voting or investment decision, investors and security holders of Meta and Crestmark are urged to carefully read the entire registration statement and proxy statement/prospectus as well as any amendments or supplements to these documents and any other relevant materials because they contain important information about the proposed transaction. Investors and security holders are able to obtain the registration statement and the proxy statement/prospectus free of charge from the SEC’s website at www.sec.gov or from Meta by sending a request to Meta Financial Group, Inc., 5501 S. Broadband Lane, Sioux Falls, SD 57108; Attention: Investor Relations. In addition, copies of the proxy statement/prospectus will be provided free of charge by Meta to its stockholders.
This communication and the information contained herein does not and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities in connection with the proposed merger shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Transaction
Meta, Crestmark and certain of their respective directors and executive officers may be deemed under the rules of the SEC to be participants in the solicitation of proxies from the respective shareholders of Meta and Crestmark in connection with the proposed merger transaction. Certain information regarding the interests of these participants and a description of their direct and indirect interests, by security holdings or otherwise, are included in the joint proxy statement/prospectus regarding the proposed transaction. Additional information about Meta and its directors and officers may be found in the definitive proxy statement of Meta relating to its 2018 Annual Meeting of Stockholders filed with the SEC on December 4, 2017 and Meta’s annual report on Form 10-K for the year ended September 30, 2017 filed with the SEC on November 29, 2017. The definitive proxy statement and annual report on Form 10-K can be obtained free of charge from the SEC’s website at www.sec.gov.

About Meta Financial Group®
Meta Financial Group, Inc. ("Meta") is the holding company for MetaBank®, a federally chartered savings bank. Meta shares of common stock are traded on the NASDAQ Global Select Market® under the symbol CASH. Headquartered in Sioux Falls, S.D., MetaBank operates in both the Banking and Payments industries through: MetaBank, its community banking operation; Meta Payment Systems, its electronic payments division; AFS/IBEX, its commercial insurance premium financing division; and Refund Advantage, EPS Financial and Specialty Consumer Services, its tax-related financial solutions divisions. More information is available at metafinancialgroup.com.

Media Contact:	Investor Relations Contact:
Katie LeBrun	Brittany Kelley Elsasser
Corporate Communications Director	Director of Investor Relations
605-362-5140	605-362-2423
klebrun@metabank.com	bkelley@metabank.com